Exhibit 10.34

Amendment to Common Stock Purchase Agreement

This Amendment to Common Stock Purchase Agreement (this “Amendment”) is made and entered into as of May 18, 2011 by and between Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), and Luigi Lavazza S.p.A., an Italian corporation (“Lavazza”), amending that certain Common Stock Purchase Agreement, dated as of August 10, 2010, as amended and in effect from time to time, between the Company and Lavazza (the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement.

WITNESSETH

WHEREAS, pursuant to Section 10.3 of the Purchase Agreement, Lavazza has certain rights in connection with the sale and issuance of New Securities to purchase its Allotment of the New Securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such New Securities to a third party or parties;

WHEREAS, the parties wish to amend the Purchase Agreement to clarify certain provisions of Sections 10.3(a) and 11(c) of the Purchase Agreement in respect of such purchases of New Securities in certain circumstances; and

WHEREAS, Exhibit A attached hereto provides an example reflecting the parties’ understanding of the pricing in a firm commitment underwritten offering of Common Stock and the price at with Lavazza will be able going forward to purchase its Allotment in such an offering.

NOW, THEREFORE, for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Lavazza agree as follows:

1. Amendment to Section 10.3(a) of the Purchase Agreement. Section 10.3(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the terms and conditions of this Section 10.3, the Company agrees that it will not sell or issue any shares of Common Stock of the Company, or other securities convertible into or exchangeable for Common Stock of the Company, or options, warrants or rights carrying any rights to purchase Common Stock of the Company (the “New Securities”), unless the Company first submits written notice (the “Preemptive Rights Notice”) to Lavazza identifying the terms of the proposed sale (including the price, number or aggregate principal amount and type of securities and all other material terms) and offers to Lavazza the opportunity to purchase its Allotment (as hereinafter defined) of the New Securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such New Securities to a third party or parties. For purposes of clarity, (i) the price at which the Company proposes to sell such New Securities to third party investors shall equal the price paid by such third party investors, without any reduction for any bona fide expenses of the Company, including any underwriting discounts or commissions, that are incurred by the Company or that reduce the proceeds paid to the Company in connection with the offering of such New Securities, and (ii) in issuances in which New Securities are first sold to an underwriter or initial purchaser that intends to distribute, sell or resell such securities to third party investors pursuant to an underwriting arrangement or other similar plan of distribution, the third party investors acquiring such New Securities from the underwriter or initial purchaser shall be the reference third party investors for purposes of determining the terms and conditions, including price, at which the New Securities are sold to a third party or parties. The Company’s offer to Lavazza shall remain open for a period of fifteen (15) Business Days after the Preemptive Rights Notice during which time Lavazza may accept such offer by written notice to the Company setting forth the maximum number of New Securities sought to be purchased by Lavazza. Any New Securities so offered which are not purchased by Lavazza pursuant to such offer may be sold by the Company, but only at a price not less than the price and on other terms and conditions not more favorable to the purchasers than as set forth in the Preemptive Rights Notice, at any time within one-hundred-eighty (180) days following the termination of the above-referenced fifteen (15) Business Day period. For purposes of this Section 10.3, Lavazza’s “Allotment” of the New Securities shall be the amount of New Securities that will enable Lavazza to maintain its then-current percentage ownership of the Company’s outstanding Common Stock at the time of any such offering. Any New Securities purchased by Lavazza under this Section 10.3(a) shall be subject to the Registration Rights Agreement.”

2. Amendment to Section 11(c) of the Purchase Agreement. Section 11(c) of the Purchase Agreement is hereby amended by replacing the first sentence of Section 11(c) of the Purchase Agreement with the following:

“Notwithstanding the provisions of Section 11(a), (i) from and after the Closing Date until the termination of the Standstill Period, Lavazza shall be entitled to acquire its Allotment of New Securities pursuant to and in accordance with Section 10.3 and (ii) from and after the one (1) year anniversary of the Closing Date until the termination of the Standstill Period, Lavazza shall be entitled to purchase, from time to time in one or more transactions, in the open market, in privately negotiated transactions or from the Company, additional shares of Common Stock (any such New Securities or shares so acquired pursuant to clauses (i) or (ii) of this Section 11(c), as the case may be, the “Additional Shares”); provided that, when taken together with all other shares of Common Stock beneficially owned by Lavazza at the time such transaction is consummated, such purchase will not result in Lavazza beneficially owning in excess of 15.0% of the aggregate number of shares of Common Stock outstanding, as reported in the most recent report filed by the Company with the SEC containing such information.”

3. Miscellaneous Provisions.

3.1 Effect of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Purchase Agreement, the terms of this Amendment will control. Except to the extent expressly modified herein or in conflict with the terms of this Amendment, the terms of the Purchase Agreement shall remain in full force and effect.

3.2 Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

3.3 No Amendment. No amendment, alteration or modification of any of the provisions of this Amendment will be binding unless made in writing and signed by each of the parties hereto.

3.4 Entire Agreement. This Amendment, the Purchase Agreement, the separate Common Stock Purchase Agreement, dated as of May 6, 2011, by and between the Company and Lavazza, the Confidentiality Agreement and the Registration Rights Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

3.5 Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as an agreement under seal as of the date first above written.

LUIGI LAVAZZA S.P.A.		GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/S/ ALBERTO LAVAZZA	By:	/S/ HOWARD MALOVANY
Name:	Alberto Lavazza	Name:	Howard Malovany
Title:	Chairman of the Board	Title:	Vice President, Corporate General Counsel and Secretary

Signature Page to Amendment to Common Stock Purchase Agreement

Exhibit A

The following is an example of the pricing terms in an underwritten public offering of the Company’s Common Stock and the price at which Lavazza would be entitled to purchase its Allotment:

Closing price on Nasdaq	$95.00
Public offering price	$90.00
Underwriters’ commission (3.5%)	3.15
Other expenses paid by Company	0.05

Net proceeds to Company	$86.80

Price at which Lavazza may purchase its Allotment:	$90.00